Exhibit 99.1

Contact:

Media: Jessie Wuerst (509) 495-8578mailto: jessie.wuerst@avistacorp.com

Investors: Jason Lang (509) 495-2930 jason.lang@avistacorp.com

Avista 24/7 Media Access (509) 495-4174

Avista Corp. Reports Financial Results for Fiscal Year and Fourth Quarter 2011

SPOKANE, Wash. – Feb. 15, 2012, 4:05 a.m. PT: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. of $100.2 million, or $1.72 per diluted share, for the year ended Dec. 31, 2011, compared to $92.4 million, or $1.65 per diluted share, for the year ended Dec. 31, 2010. For the fourth quarter of 2011, net income attributable to Avista Corp. was $24.6 million, or $0.42 per diluted share, compared to $25.7 million, or $0.45 per diluted share for the fourth quarter of 2010.

“Avista had a solid year in 2011 with consolidated earnings per share in the upper half of our guidance range. The improvement reflects higher earnings in each segment of our business,” said Avista Chairman, President and Chief Executive Officer Scott L. Morris.

“Above normal snowpack last winter and a cool and wet spring produced excellent river run-off conditions in 2011. This resulted in one of the best hydroelectric generation years on record. In addition, purchased power and natural gas fuel prices were below the level included in base rates. As such, the company received a benefit of $6.4 million and $12.9 million was deferred for the future benefit of customers under the Energy Recovery Mechanism in Washington.

“New rates went into effect in Idaho on Oct. 1, 2011, and in Washington on Jan. 1, 2012, based on settlement agreements approved by the Idaho and Washington regulatory commissions. We believe that both settlements provide a reasonable outcome for our customers and our shareholders.

“To maintain service reliability and meet the energy needs of our customers, we expect to continue to make significant capital investments in our generation, transmission and distribution systems. Our utility capital expenditures in 2011 were $240 million, and we anticipate capital investments in our utility operations to be about $250 million for each of 2012 and 2013. We expect to continue to request rate adjustments to provide for the timely recovery of these capital investments and increasing operating costs, and to provide the opportunity to improve our earned returns as allowed by regulators.

“Ecova continues to expand its business from a focus on expense management to delivery of comprehensive energy and sustainability management services. In November, Ecova completed the acquisition of Prenova, an Atlanta-based energy management company, and in January the acquisition of LPB Energy Management, a Dallas-based energy management company, was completed. The total net cash paid for these acquisitions was approximately $80 million. While we do not expect these acquisitions to have an impact on 2012 earnings, they increase Ecova’s market share and allow Ecova to offer its clients a broader range of services leading to potential future earnings growth. We are pleased that Ecova’s 2011 earnings per share contribution increased 23 percent as compared to 2010.

“We are confirming our 2012 earnings guidance, which reflects increased revenues from the general rate increases and the continued growth from Ecova. We are also forecasting power supply costs to be below the amount included in base rates. We expect, however, that our earnings growth in 2012 will continue to be limited by a weak economy in our service area, delay in the recovery of our costs and increased operating expenses, including pension and other post-retirement benefit costs,” Morris said.

Summary Results: Avista Corp.’s results for the fourth quarter of 2011 and the year ended Dec. 31, 2011, as compared to the respective periods of 2010 are presented in the table below:

($ in thousands, except per-share data)	Q4 2011	Q4 2010	Year 2011	Year 2010

Operating Revenues	$438,927	$374,420	$1,619,780	$1,558,740
Income from Operations	$60,395	$62,871	$235,622	$230,188
Net Income attributable to Avista Corporation	$24,603	$25,729	$100,224	$92,425
Net Income (Loss) attributable to Avista Corporation by Business Segment:
Avista Utilities	$22,169	$25,783	$90,902	$86,681
Ecova (formerly Advantage IQ)	$2,656	$1,538	$9,671	$7,433
Other	$(222)	$(1,592)	$(349)	$(1,689)
Earnings (Loss) per diluted share by Business Segment attributable to Avista Corporation:
Avista Utilities	$0.38	$0.45	$1.56	$1.55
Ecova	$0.04	$0.03	$0.16	$0.13
Other	$—	$(0.03)	$—	$(0.03)
Total earnings per diluted share attributable to Avista Corporation	$0.42	$0.45	$1.72	$1.65

The decrease in quarterly utility net income was primarily due to a decrease in gross margin (operating revenues less resource costs), as well as an increase in depreciation and amortization, and taxes other than income taxes. Other operating expenses decreased for the fourth quarter of 2011 as compared to the fourth quarter of 2010. The decrease in quarterly gross margin was primarily due to the timing of the recognition of the benefit under the Energy Recovery Mechanism (ERM) in Washington, as we recognized most of the benefit during the first nine months of 2011. In 2010, the majority of the benefit of lower power supply costs was recognized in the fourth quarter.

Utility earnings for the full year of 2011 were positively impacted by an increase in gross margin primarily due to higher retail loads caused by colder weather during the first quarter and power supply costs below the amount included in base retail rates, as well as general rate increases. The first quarter of 2011 was significantly colder than the first quarter of 2010 and slightly colder than average. The first quarter of 2010 was one of the warmest January-to-March periods on record in our service territory. The increase in gross margin was partially offset by an increase in other operating expenses, depreciation and amortization, and taxes other than income taxes. The increase in other operating expenses was primarily due to increased plant maintenance expenses, pensions and other post-retirement benefits, and labor costs.

The increase in net income for Ecova for the fourth quarter and year ended Dec. 31, 2011, as compared to the prior year, was primarily due to strong growth from energy management services and, moderate growth from expense management services, as well as the acquisition of The Loyalton Group (Loyalton) effective Dec. 31, 2010.

The improvement in quarterly and annual results from the other businesses was primarily due to increased earnings at METALfx and a decrease in the net loss on investments.

Avista Utilities: On a quarterly basis, operating revenues increased $44.8 million, and resource costs increased $48.5 million, which resulted in a decrease of $3.7 million in gross margin. The gross margin on electric sales decreased $7.8 million, and the gross margin on natural gas sales increased $4.1 million. For the three months ended Dec. 31, 2011, we recognized a benefit of $0.7 million under the ERM in Washington. As part of a rate case settlement, there were no deferrals under the ERM in 2010. For the three months ended

Dec. 31, 2010, power supply costs were $8.4 million below the level included in base retail rates in Washington. For 2011, operating revenues increased $23.7 million, and resource costs decreased $5.0 million, which resulted in an increase of $28.7 million in gross margin. The gross margin on electric sales increased $8.8 million, and the gross margin on natural gas sales increased $19.9 million. The increase in electric gross margin was due to colder weather during the first quarter that increased retail loads, and to general rate increases. For 2011, we recognized a benefit of $6.4 million under the ERM in Washington. For 2010, power supply costs were $7.1 million below the level included in base retail rates in Washington. The increase in our natural gas gross margin was primarily due to colder weather that increased retail loads and partially due to general rate increases.

Electric revenues increased $13.9 million for 2011 as compared to 2010. Retail electric revenues increased by $51.1 million, sales of fuel increased by $47.1 million, and other electric revenues increased $2.9 million, while wholesale electric revenues decreased by $87.2 million.

Retail electric revenues increased due to an increase in use per customer as a result of colder weather during the first quarter and to the impact of general rate increases.

Wholesale electric revenues decreased due to a decrease in wholesale prices and volumes. The decrease in sales volumes was primarily due to decreased wholesale power optimization and higher than expected retail sales caused by colder weather in the first quarter of 2011.

When electric wholesale market prices are below the cost of operating our natural gas-fired thermal generating units, we sell the natural gas purchased for generation of electricity in the wholesale market rather than operate the generating units. The revenues from sales of fuel increased due to an increase in volumes sold as part of thermal generation resource optimization and lower usage of our thermal generation plants. This was due in part to increased hydroelectric generation.

Natural gas revenues increased $37.0 million primarily due to an increase in retail natural gas revenues.

The increase in retail natural gas revenues was due to an increase in volumes and higher retail rates. We delivered more retail natural gas in 2011 as compared to 2010 primarily due to colder weather during the first quarter. Residential natural gas use per customer increased 9 percent, and commercial use per customer increased 10 percent as compared to 2010. The increase in retail rates reflects changes from purchased gas adjustments, as well as general rate increases.

Intracompany revenues and resource costs of $93.1 million for 2011 and $65.9 million for 2010, represent purchases and sales of natural gas between our natural gas distribution operations and our electric generation operations (as fuel for our generation plants). These transactions are eliminated in the consolidated financial statements.

Ecova: For 2011, Ecova’s revenues increased $35.8 million, as compared to 2010, and totaled $137.8 million. The increase in revenues was primarily due to growth from energy management and expense management services, and the acquisition of Loyalton, which added $8.5 million of revenue. During the fourth quarter of 2011, Ecova determined that certain revenues, which previously had been reported net of expenses, should be reported on a gross basis. This increased both Ecova’s operating revenues and expenses by $9.2 million with no change to net income for 2011. Ecova’s organic revenue growth was approximately 13 percent from 2010 to 2011.

In 2011, Ecova managed bills totaling $18.3 billion, an increase of $1.0 billion, or 6 percent, as compared to 2010. The increase was due to an increase in both the average value of each bill processed and the number of accounts managed. Ecova had a 7 percent increase in the number of accounts managed for the fourth quarter of 2011 due in part to acquisitions.

The $80 million of total net cash paid for the November 2011 acquisition of Prenova and the January 2012 acquisition of LPB Energy Management was funded by Ecova through borrowings under its committed credit agreement, a $20 million equity infusion from certain existing shareholders and available cash.

Other Businesses: For 2011, operating revenues decreased $20.7 million, and operating expenses decreased $20.2 million for the other businesses. The decrease in operating revenues and operating expenses was primarily due to the assignment of the Lancaster power purchase agreement to Avista Corp. in December 2010.

Earnings from METALfx increased to $1.4 million for 2011, compared to $0.8 million for 2010.

Losses on investments were $0.5 million for 2011 compared to losses of $3.3 million for 2010. The loss for 2010 includes a $2.2 million impairment of our investment in a fuel cell business.

Liquidity and Capital Resources: As of Dec. 31, 2011, we had $310 million of available liquidity under our $400 million committed line of credit, with $61 million of cash borrowings and $29 million in letters of credit outstanding. In December 2011, this committed line of credit was amended to extend the expiration date to February 2017 and to improve the pricing terms.

In December 2011, we issued $85 million of 4.45 percent First Mortgage Bonds due in 2041. The net proceeds from the sale of the bonds were used to repay a portion of the borrowings outstanding under our $400 million committed line of credit. We expect to issue up to $100 million of long-term debt in 2012.

We issued $26.5 million of common stock in 2011, including $19.5 million under a sales agency agreement. We expect to issue up to $45 million of common stock in 2012 in order to maintain our capital structure at an appropriate level for our business. We have 0.2 million shares available to be issued under the sales agency agreement, and we expect to expand this agreement for a significant portion of our 2012 common stock issuances.

We contributed $26 million to the pension plan in 2011. The pension plan funding deficit increased significantly in 2011, primarily due to a decrease in the discount rate used in determining the benefit obligation. We expect to contribute a total of $176 million (or $44 million per year) to the pension plan in the period 2012 through 2015.

In April 2011, Ecova entered into a new $40 million three-year committed line of credit agreement with a financial institution. In December 2011, the amount of this committed line of credit was increased to $60 million, and Ecova may further expand this facility in 2012. There were $35 million of borrowings outstanding under Ecova’s credit agreement as of Dec. 31, 2011.

Earnings Guidance and Outlook

Avista Corp. is confirming its 2012 guidance for consolidated earnings to be in the range of $1.65 to $1.85 per diluted share.

We expect Avista Utilities to contribute in the range of $1.51 to $1.66 per diluted share for 2012. We expect our 2012 utility earnings to be positively impacted by general rate increases. We expect our 2012 utility earnings to continue to be limited by slow load growth due to the weak regional economy, the delay in the recovery of capital investments and operating expenses, as well as increased operating costs, including pension and other post-retirement benefit costs. Our range for Avista Utilities encompasses expected variability in power supply costs and the application of the ERM to that power supply cost variability. The midpoint of our utility guidance range does not include any benefit or expense under the ERM. However, we are expecting a benefit under the ERM in 2012 within the 90 percent customer/10 percent company sharing band. It is important to note that the forecast of our position in the ERM can vary significantly due to a variety of factors including the level of hydroelectric generation and retail loads, as well as changes in purchased power and natural gas fuel prices. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation.

For 2012, we expect Ecova to contribute in the range of $0.16 to $0.19 per diluted share and the other businesses to be between break-even and a loss of $0.02 per diluted share.

NOTE: We will host a conference call with financial analysts and investors on Feb. 15, 2012, at 10:30 a.m. ET to discuss this news release. The call is available at (866) 825-1709, pass code: 34817008. A simultaneous webcast of the call is available on our website, www.avistacorp.com. A replay of the conference call will be available through Feb. 22, 2012. Call (888) 286-8010, pass code 51022022, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 360,000 customers and natural gas to 321,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.5 million. Avista’s primary, non-regulated subsidiary is Ecova. Our stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and financial and operating highlights are integral parts of this earnings release.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions (temperatures and precipitation levels) and their effects on energy demand and electric generation, including the effect of precipitation and temperatures on the availability of hydroelectric resources, the effect of temperatures on customer demand, and similar impacts on supply and demand in the wholesale energy markets; the effect of state and federal regulatory decisions on our ability to recover costs and earn a reasonable return including, but not limited to, the disallowance of costs and investments, and delay in the recovery of capital investments and operating costs; changes in wholesale energy prices that can affect, among other things, the cash requirements to purchase electricity and natural gas, the value received for sales in the wholesale energy market, the necessity to request changes in rates that are subject to regulatory approval, collateral required of us by counterparties on wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; global financial and economic conditions (including the impact on capital markets) and their effect on our ability to obtain funding at a reasonable cost; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions; economic conditions in our service areas, including the effect on the demand for, and customers’ payment for, our utility services; the potential effects of legislation or administrative rulemaking, including the possible adoption of national or state laws requiring our resources to meet certain standards and placing restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension plan, which can affect future funding obligations, pension expense and pension plan liabilities; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers, and prices of purchased energy and demand for energy sales; unplanned outages at any of our generating facilities or the inability of facilities to operate as intended; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of 2000 and 2001, and including possible refunds; the outcome of legal proceedings and other contingencies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs; wholesale and retail competition including, but not limited to, alternative energy sources, suppliers and delivery arrangements; the ability to comply with the terms of the licenses for our hydroelectric generating facilities at cost-effective levels; natural disasters that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; explosions, fires, accidents, or mechanical breakdowns that may occur while operating and maintaining our generation, transmission and distribution systems; blackouts or disruptions of interconnected transmission systems; disruption to information systems, automated controls and other technologies that we rely on for operations, communications and customer service; the potential for terrorist attacks, cyber security attacks or other malicious acts, that cause damage to our utility assets, as well as the national economy in general; including the impact of acts of terrorism, cyber security attacks or vandalism that damage or disrupt information technology systems; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; changes in the long-term climate of the Pacific Northwest, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in industrial, commercial and residential growth and demographic patterns in our service territory or the loss of significant customers; the loss of key suppliers for materials or services; default or nonperformance on the part of any parties from which we purchase and/or sell capacity or energy; deterioration in the creditworthiness of our customers and counterparties; the effect of any potential decline in our credit ratings, including impeded access to capital markets, higher interest costs, and certain covenants with ratings triggers in our financing arrangements and wholesale energy contracts; increasing health care costs and the resulting effect on health insurance provided to our employees and retirees; increasing costs of insurance, more restricted coverage terms and our ability to obtain insurance; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices, whether true or not, which could result in, among other things, costly litigation and a decline in our common stock price; changes in technologies, possibly making some of the current technology obsolete; changes in tax rates and/or policies; and changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses.

For a further discussion of these factors and other important factors, please refer to our Annual Report on Form 10-K for the year ended Dec. 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2011. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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AVISTA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in Thousands except Per Share Amounts)

	Fourth Quarter		Year Ended December 31,
	2011	2010	2011	2010
Operating revenues	$438,927	$374,420	$1,619,780	$1,558,740

Operating expenses:
Utility resource costs	214,758	166,211	790,048	795,075
Other operating expenses	112,619	98,391	397,161	352,459
Depreciation and amortization	29,327	28,434	113,600	107,626
Utility taxes other than income taxes	21,828	18,513	83,349	73,392

Total operating expenses	378,532	311,549	1,384,158	1,328,552

Income from operations	60,395	62,871	235,622	230,188
Interest expense, net of capitalized interest	17,605	19,714	71,266	76,126
Other expense - net	1,124	4,482	4,185	7,957

Income before income taxes	41,666	38,675	160,171	146,105
Income tax expense	15,695	12,425	56,632	51,157

Net income	25,971	26,250	103,539	94,948
Net income attributable to noncontrolling interests	(1,368)	(521)	(3,315)	(2,523)

Net income attributable to Avista Corporation	$24,603	$25,729	$100,224	$92,425

Weighted-average common shares outstanding (thousands), basic	58,304	56,835	57,872	55,595
Weighted-average common shares outstanding (thousands), diluted	58,583	57,126	58,092	55,824
Earnings per common share attributable to Avista Corporation:
Basic	$0.42	$0.45	$1.73	$1.66

Diluted	$0.42	$0.45	$1.72	$1.65

Dividends paid per common share	$0.275	$0.25	$1.10	$1.00

Issued February 15, 2012

AVISTA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	December 31, 2011	December 31, 2010
Assets
Cash and cash equivalents	$74,662	$69,413
Accounts and notes receivable	225,292	230,229
Investments and funds held for customers	96,579	100,543
Other current assets	217,906	179,380
Total net utility property	2,860,776	2,714,237
Other non-current assets	212,209	195,793
Regulatory assets for deferred income taxes	84,576	90,025
Regulatory assets for pensions and other postretirement benefits	260,359	178,985
Other regulatory assets	160,083	146,859
Other deferred charges	21,972	34,631

Total Assets	$4,214,414	$3,940,095

Liabilities and Equity
Accounts payable	$188,794	$171,707
Current portion of long-term debt	7,474	358
Current portion of nonrecourse long-term debt of Spokane Energy	13,668	12,463
Short-term borrowings	96,000	110,000
Customer fund obligations	96,368	100,543
Other current liabilities	224,753	184,104
Long-term debt	1,169,826	1,101,499
Nonrecourse long-term debt of Spokane Energy	32,803	46,471
Long-term debt to affiliated trusts	51,547	51,547
Regulatory liability for utility plant retirement costs	227,282	223,131
Pensions and other postretirement benefits	246,177	161,189
Deferred income taxes	505,954	495,474
Other non-current liabilities and deferred credits	116,084	109,703

Total Liabilities	2,976,730	2,768,189

Redeemable Noncontrolling Interests	51,809	46,722
Equity
Avista Corporation Stockholders' Equity:
Common stock (58,422,781 and 57,119,723 outstanding shares)	855,188	827,592
Retained earnings and accumulated other comprehensive loss	330,513	298,192

Total Avista Corporation Stockholders' Equity	1,185,701	1,125,784
Noncontrolling interests	174	(600)

Total Equity	1,185,875	1,125,184

Total Liabilities and Equity	$4,214,414	$3,940,095

Issued February 15, 2012

AVISTA CORPORATION

FINANCIAL AND OPERATING HIGHLIGHTS (UNAUDITED)

(Dollars in Thousands)

	Fourth Quarter		Year Ended, December 31,
	2011	2010	2011	2010
Avista Utilities
Retail electric revenues	$190,109	$189,548	$734,475	$683,340
Retail kWh sales (in millions)	2,358	2,395	9,023	8,843
Retail electric customers at end of period	360,361	358,895	360,361	358,895
Wholesale electric revenues	$23,108	$33,874	$78,305	$165,553
Wholesale kWh sales (in millions)	674	853	2,796	3,803
Sales of fuel	$22,111	$26,194	$153,470	$106,375
Other electric revenues	$6,038	$3,856	$21,937	$19,015
Retail natural gas revenues	$112,527	$107,254	$338,220	$297,920
Wholesale natural gas revenues	$46,843	$38,911	$195,882	$197,364
Transportation and other natural gas revenues	$3,445	$4,205	$14,123	$15,965
Total therms delivered (in thousands)	279,369	250,147	1,006,413	923,096
Retail natural gas customers at end of period	320,592	318,996	320,592	318,996
Intracompany revenues	$21,430	$65,886	$93,090	$65,886
Income from operations (pre-tax)	$52,771	$58,091	$208,970	$208,104
Net income attributable to Avista Corporation	$22,169	$25,783	$90,902	$86,681
Ecova
Revenues	$46,641	$27,310	$137,848	$102,035
Income from operations (pre-tax)	$7,016	$3,394	$20,917	$15,865
Net income attributable to Avista Corporation	$2,656	$1,538	$9,671	$7,433
Other
Revenues	$9,985	$13,730	$40,410	$61,067
Income from operations (pre-tax)	$608	$1,386	$5,735	$6,219
Net loss attributable to Avista Corporation	$(222)	$(1,592)	$(349)	$(1,689)
Issued February 15, 2012